As filed with the Securities and Exchange Commission on October 23, 2006
Registration File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

WESTERN GOLDFIELDS, INC.
(Exact name of registrant as specified in its charter)

Idaho State or Other Jurisdiction of Incorporation or Organization)	38-3661016 (I.R.S. Employer Identification No.)

2 Bloor Street West, Suite 2102, Toronto, Ontario, Canada (Address of Principal Executive Offices)	M4W3E2 (Zip Code)

Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Angel Martinez
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Antonio Cardenas
Stock Option Agreements, dated May 1, 2004 and September 1, 2004, between the Registrant and Arnold DeHerrera
Stock Option Agreements, dated March 7, 2005 and April 15, 2005, between the Registrant and Becky Corigiliano
Stock Option Agreement, dated February 13, 2006 between the Registrant and Brian Penny
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Carlos Maldonado
Stock Option Agreement, dated April 15, 2005, between the Registrant and Christine Granquist
Stock Option Agreements, dated January 23, 2004, September 1, 2004, and April 15, 2005,
between the Registrant and Douglas J. Newby
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Edward Ryan
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Eddie Struck
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Eduardo Gonzalez
Stock Option Agreement, dated April 15, 2005, between the Registrant and Edwin R. Andrade
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Francisco Cano
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Gabriel Herrera
Stock Option Agreements, dated May 10, 2004, September 1, 2004 and April 15, 2005, between the Registrant and Gerald Ruth
Stock Option Agreement, dated February 13, 2006, between the Registrant and Graham Desson
Stock Option Agreement, dated April 13, 2006, between the Registrant and Henry Fiorillo
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Hollice Spence
Stock Option Agreement, dated December 1, 2004, between the Registrant and J. Rafael Sanchez
Stock Option Agreements, dated August 1, 2003, January 22, 2004 and April 15, 2005, between the Registrant and James Mancuso
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Javier Marquez
Stock Option Agreement, dated April 19, 2004, between the Registrant and Jesse Munoz
Stock Option Agreements, dated February 1, 2004 and September 1, 2004, between the Registrant and Jim Mancuso
Stock Option Agreement, dated July 19, 2004, between the Registrant and John Ochs
Stock Option Agreement, dated January 22, 2004, between the Registrant and John Ryan

Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Jose M. Cardiel
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Justin Botello
Stock Option Agreement, dated February 13, 2006, between the Registrant and Karen Dietrich
Stock Option Agreements, dated August 1, 2003, January 22, 2004 and January 28, 2004, between the Registrant and Ken Brunk
Stock Option Agreement, dated November 3, 2005, between the Registrant and Kim Neal
Stock Option Agreements, dated January 23, 2004, September 1, 2004 and April 15, 2005,
between the Registrant and Larry O’Connor
Stock Option Agreement, dated May 10, 2004, between the Registrant and Lee Grooms
Stock Option Agreement, dated April 13, 2006, between the Registrant and Lorne Stephenson
Stock Option Agreement, dated February 13, 2006, between the Registrant and Martyn Konig
Stock Option Agreements, dated April 19, 2004 and April 15, 2005, between the Registrant and Mary Munoz
Stock Option Agreement, dated February 13, 2006, between the Registrant and Masha Katz
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Michael Hammond
Stock Option Agreement, dated February 13, 2006, between the Registrant and Paul Semple
Stock Option Agreement, dated February 13, 2006, between the Registrant and Randall Oliphant
Stock Option Agreement, dated February 13, 2006, between the Registrant and Raymond Threlkeld
Stock Option Agreement, dated December 1, 2004, between the Registrant and Robert M. Taylor
Stock Option Agreements, dated January 22, 2004, September 1, 2004 and April 15, 2005,
between the Registrant and Toby Mancuso
Stock Option Agreements, dated January 22, 2004, September 1, 2004 and April 15, 2005,
between the Registrant and Tom Callicrate
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Tony Archuleta
Stock Option Agreement, dated September 13, 2006, between the Registrant and Vahan Kololian
(Full Title of the Plans)

Brian Penny, Chief Financial Officer
2 Bloor Street West
Suite 2102
Toronto, Ontario
Canada M4W 3E2
(Name and Address of Agent for Service)

(416) 324-6000
(Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Henry I. Rothman, Esq.
Troutman Sanders, LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 704-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	7,600,000 shares	$0.34 (2)	$2,584,000	$277
Common Stock, par value $0.01	1,457,200 shares	$0.40 (2)	$582,880	$63
Common Stock, Par value $0.01	959,050 shares	$0.50 (2)	$479,525	$52
Common Stock, Par value $0.01	150,000 shares	$0.62 (2)	$93,000	$10
Common Stock, Par value $0.01	25,000 shares	$0.65 (2)	$16,250	$2
Common Stock, Par value $0.01	1,625,000 shares	$0.75 (2)	$1,218,750	$131
Common Stock, Par value $0.01	360,000 shares	$0.80 (2)	$280,000	$30
Common Stock, Par value $0.01	320,000 shares	$0.93 (2)	$297,600	$32
Common Stock, Par value $0.01	1,250,000 shares	$1.00 (2)	$1,250,000	$134
TOTAL:	13,746,250 shares		$6,802,005	$731

(1)	Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional securities as may result from anti-dilution adjustments under each Stock Option Agreement set forth above.

(2)	Estimated solely for the purpose of calculating the registration fee on the basis of the exercise price of presently outstanding options pursuant to Rule 457(h).

EXPLANATORY NOTE

This Form S-8 includes a Reoffer Prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). The Reoffer Prospectus may be utilized for reoffering and resales of shares of common stock acquired pursuant to each of the (i) Stock Option Agreement, dated February 13, 2006, between the Registrant and Randall Oliphant; (ii) Stock Option Agreement, dated February 13, 2006, between the Registrant and Raymond Threlkeld; (iii) Stock Option Agreement, dated February 13, 2006, between the Registrant and Brian Penny; (iv) Stock Option Agreement, dated February 13, 2006, between the Registrant and Martyn Konig; (v) Stock Option Agreement, dated September 13, 2006, between the Registrant and Vahan Kololian; and (vi) Stock Option Agreements, dated May 10, 2004, September 1, 2004 and April 15, 2005, between the Registrant and Gerald Ruth.

PART I.

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to each of Angel Martinez, Antonio Cardenas, Arnold DeHerrera, Becky Corigiliano, Brian Penny, Carlos Maldonado, Christine Granquist, Douglas J. Newby, Edward Ryan, Eddie Struck, Eduardo Gonzalez, Edwin R. Andrade, Francisco Cano, Gabriel Herrera, Gerald Ruth, Graham Desson, Henry Fiorillo, Hollice Spence, J. Rafael Sanchez, James Mancuso, Javier Marquez, Jesse Munoz, Jim Mancuso, John Ochs, John Ryan, Jose M. Cardiel, Justin Botello, Karen Dietrich, Ken Brunk, Kim Neal, Larry O’Connor, Lee Grooms, Lorne Stephenson, Martyn Konig, Mary Munoz, Masha Katz, Michael Hammond, Paul Semple, Randall Oliphant, Raymond Threlkeld, Robert M. Taylor; Toby Mancuso, Tom Callicrate, Tony Archuleta and Vahan Kololian, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Reoffer Prospectus

WESTERN GOLDFIELDS, INC.

6,850,000 Shares of Common Stock

This prospectus relates to the reoffer and resale by selling shareholders of shares of our common stock that have been issued by us to the selling shareholders upon the exercise of stock options granted pursuant to stock option agreements between us and such selling shareholders.

We will not receive any of the proceeds from sales of the shares of our common stock by any of the selling shareholders. The shares of our common stock may be offered from time to time by any or all of the selling shareholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices they may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution” beginning on page 10. All costs, expenses and fees in connection with the registration of the shares of our common stock will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares of our common stock will be borne by the selling shareholders (or their donees and pledgees).

Our common stock is traded on the OTC Bulletin Board under the symbol “WGDF.OB” and on the Toronto Stock Exchange under the symbol "WGI.” On October 19, 2006, the last reported bid price of our common stock on the OTC Bulletin Board was $1.50 per share and on the Toronto Stock Exchange was Cdn$1.70.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 1 to read about certain risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 2 Bloor Street West, Suite 2102, P.O. Box 110, Toronto, Ontario, (416) 324-6000.

The date of this prospectus is October 23, 2006

Table Of Contents

Rick Factors	1
Incorporation of Certain Documents by Reference	6
Forward-Looking Statements	7
The Company	8
Use of Proceeds	9
Dividend Policy	9
Selling Shareholders	9
Plan of Distribution	10
Legal Matters	11
Experts	11
Where You can Find More Information About Us	12
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	12

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are prohibited from making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described below and other information contained or incorporated by reference in this prospectus before making an investment decision. The risks and uncertainties described below and in our other filings incorporated by reference are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR OPERATIONS

If we continue to experience significant operating losses, we may need additional financing to fund our operations, which may not be available to us.

We emerged from dormancy in 1999 to pursue mineral exploration and development opportunities, and we have a limited operating history in our current form. Since we reorganized our business in 2003, we have incurred operating costs in each quarter but only began to generate any revenue in January 2004. We have incurred cumulative net losses of approximately $20.5 million through June 30, 2006, and we expect to experience additional net losses in 2006.

We have a limited history of earnings or cash flow from our operations. In addition, in our acquisition of the Mesquite Mine, we purchased an asset that had been scheduled for closure by the previous owner. Newmont Mining Corporation operated the Mesquite Mine in a limited caretaker mode with a view towards closure until our acquisition of the Mesquite Mine in November 2003. At that time, Newmont Mining Corporation did not operate the Mesquite Mine as an operating mine but as an operation to be discontinued, and we may not be able to successfully reopen and operate the mine and to execute our business strategy.

We believe that additional financing will be required in the future to fund our operations. While we may attempt to generate additional working capital through the operation, development, sale or possible joint venture development of our properties, there is no assurance that any such activity will generate funds that will be available for operations. We do not know whether additional financing will be available when needed or on acceptable terms, if at all. If we are unable to raise additional financing when necessary, we may have to delay our exploration and development efforts or any property acquisitions or be forced to cease operations.

Exploration and production may not prove successful, will involve risks and have no guaranteed outcome.

Our business operations are subject to risks and hazards inherent in the mining industry. The reactivation of the Mesquite Mine and the exploration for additional reserves involve significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate.

Our exploration and production may be hampered by mining, heritage and environmental legislation, industrial accidents, industrial disputes, cost overruns, land claims and compensation and other unforeseen contingencies. Our success also depends on the delineation of economically recoverable reserves, the availability and cost of required development capital, movement in the price of commodities, as well as obtaining all necessary consents and approvals for the conduct of our production and exploration activities.

Exploration and production at the Mesquite Mine may prove unsuccessful. Mineable reserves may become depleted resulting in a reduction of the value of those tenements and a diminution in our cash flow and cash reserves as well as possible relinquishment of the exploration and mining tenements.

Risks involved in mining operations include unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of any material, any of which could result in damage to life or property, environmental damage and possible legal liability.

Whether income will result from the Mesquite Mine depends on the successful establishment of mining operations. Factors including costs, actual mineralization, consistency and reliability of ore grades and commodity prices affect successful project development. The reactivation and efficient operation of processing facilities, the existence of competent operational management and prudent financial administration, as well as the availability and reliability of appropriately skilled and experienced consultants also can affect successful project development.

We have 41 full-time employees including our executive officers, and we are dependent on our directors, officers and third-party contractors.

We have five executive officers and 36 other individuals who are full time employees. We have a small number of individuals in management. We are also dependent upon the personal efforts and abilities of our consultants who we engage from time to time. Our consultants devote less than all of their time and efforts to our operations. We are currently seeking to hire geologists and engineers on a permanent basis and unless and until we do so we must rely on consultants paid on a per diem basis. Competition for such personnel is intense, and there is no assurance that we will be able to hire and retain such personnel in the future. We are also dependent upon the efforts and abilities of our officers and directors. While much of our operations are handled by our employees, our directors and officers direct our policies and manage our operations. The loss of any one of these individuals could adversely affect our business.

Our business is dependent on good labor and employment relations.

Production at the Mesquite Mine is dependent upon the efforts of our employees. Relations between us and our employees may be impacted by changes in labor relations which may be introduced by, among others, employee groups, unions, and the relevant governmental authorities in whose jurisdictions we carry on business. Adverse changes in such legislation or in the relationship between us and our employees may have a material adverse effect on our business, results of operations, and financial condition.

If we do not continually obtain additional deposits for gold production, we will be unable to achieve or maintain targeted production levels.

We must continually replace gold deposits depleted by production. Our Mesquite Mine operation began producing gold from material that the previous owners had placed on the heap leach pads. Depleted deposits must be replaced by expanding operations on our existing property or by locating new deposits in order for us to maintain our production levels over the long term. Success in exploration for gold is uncertain. There is no assurance that additional commercially viable mineral deposit exist on any other parts of our property. As a result, our metals inventory may decline as minerals are produced without adequate replacement.

Estimates of proven and probable deposits are uncertain, and any inaccuracies could result in the estimates being overstated.

Estimates of proven and probable deposits and costs of goods sold are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. Gold producers use feasibility studies to derive estimates of costs of goods sold based upon anticipated tonnage and grades of minerals to be mined and processed, the predicted configuration of the deposits, expected recovery rates, comparable facility, equipment and operating costs, and other factors. Actual costs of goods sold and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change. Any significant inaccuracies in these interpretations or assumptions or changes of conditions could cause the quantities and net present value of our deposits to be overstated. The data included and referred to in this prospectus represent only estimates. You should not assume that the present value referred to in this prospectus represents the current market value of our estimated deposits.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

Increased costs could affect our financial condition.

Costs at the Mesquite Mine frequently are subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on or profitability.

RISKS RELATED TO OUR INDUSTRY

We are dependent on the price of gold, which is subject to numerous factors beyond our control. A substantial or extended decline in gold prices would have a material adverse effect on our revenues, profits and cash flows.

Our business is extremely dependent on the price of gold, which is affected by numerous factors beyond our control. Factors tending to put downward pressure on the price of gold include:

•	sales or leasing of gold by governments and central banks;

•	a low rate of inflation and a strong U.S. dollar;

•	global and regional recession or reduced economic activity;

•	speculative trading;

•	the demand for gold for industrial uses, use in jewelry, and investment;

•	high supply of gold from production, disinvestment, scrap and hedging;

•	interest rates;

•	sales by gold producers in forward transactions and other hedging;

•	the production and cost levels for gold in major gold-producing nations; and

•	the cost level (in local currencies) for gold in major consuming nations.

Any drop in the price of gold would adversely impact our future revenues, profits and cash flows. In addition, sustained low gold prices can:

•	reduce revenues further by production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then-prevailing gold price;

•	halt or delay the development of new projects; and

•	reduce funds available for exploration, with the result that depleted minerals are not replaced.

During the last five years, the average annual market price of gold has fluctuated between $271 per ounce and $445 per ounce, as shown in the table below.

2001	2002	2003	2004	2005

$271	$310	$364	$406	$445

We are subject to substantial costs for compliance with environmental laws and regulations and may be subject to substantial costs for liability related to environmental claims.

Our exploration, production and processing operations are extensively regulated under various U.S. federal, state and local laws relating to the protection of air and water quality, hazardous waste management and mine reclamation. We may have potential future liability for environmental costs. In addition, we may be subject to reclamation costs for our claims, even if we have not conducted the activity on those properties. Further, the regulatory environment for our operations could change in ways that would substantially increase our liability or the costs of compliance and that could have a material adverse effect on our operations or financial position.

Various laws and permits require that financial assurances be in place for certain environmental and reclamation obligations and other potential liabilities. We may be unable to undertake any trenching, drilling, or development on any of our properties until we obtain financial assurances to cover potential liabilities.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including adverse environmental effects, technical difficulties due to unusual or unexpected geologic formations, and pit wall failures.

Such risks could result in personal injury, environmental damage, damage to and destruction of our production facility, delays in mining and liability. For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain current levels of insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive or not available for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend or significantly curtail operations or enter into other interim compliance measures.

Numerous other companies compete in the mining industry, many of which have greater resources and technical capacity than us, as a result, we may be unable to effectively compete in our industry, which could have a material adverse effect on our future operations.

The mineral exploration and mining business is competitive in all of its phases. We compete with numerous other companies and individuals, including competitors with greater financial, technical and other resources than us, in the search for and the acquisition of attractive mineral properties. Our ability to operate successfully in the future will depend not only on its ability to develop the Mesquite Mine, but also on our ability to select and acquire suitable producing properties or prospects for mineral exploration. We may be unable to compete successfully with our competitors in acquiring such properties or prospects on terms we consider acceptable, if at all.

Gold producers must continually obtain additional reserves.

Gold producers must continually replace reserves depleted by production. Depleted reserves must be replaced by expanding known ore bodies or by locating new deposits in order for producers to maintain production levels over the long term. Exploration is highly speculative in nature, involves many risks and frequently is unproductive. No assurances can be given that any of our new or ongoing exploration programs will result in new mineral producing operations. Once mineralization is discovered, it may take many years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change.

RISKS RELATED TO OUR COMMON STOCK

We will likely require additional capital in the future and no assurance can be given that such capital will be available at all or available on terms acceptable to us

It is likely that we will need to raise further capital to fund aspects of the business. The success and the pricing of any such financing will be dependent upon the prevailing market conditions at that time. If additional capital is raised by an issue of securities, this may have the effect of diluting the interests of our existing shareholders. Any debt financing, if available, may involve financial covenants that limit our operations. If we cannot obtain such additional financing, we may be required to reduce the scope of any activities that could adversely affect our business, operating results and financial condition.

We may experience volatility in our stock price.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

•	quarterly variations in operating results;

•	changes in financial estimates by securities analysts;

•	changes in market valuations of other similar companies;

•	announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

•	additions or departures of key personnel;

•	any deviations in net sales or in losses from levels expected by securities analysts; and

•	future sales of common stock.

As a result of any of these factors, the market price of our shares of common stock at any given point in time may not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Because our securities trade on the OTC Bulletin Board, your ability to sell your shares in the secondary market may be limited.

If you trade our securities on the OTC Bulletin Board, such trades will be subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by these rules to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons that are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that person's written consent to the transaction prior to sale. Consequently, these rules may adversely affect the ability of purchasers to sell our securities through the OTC Bulletin Board and otherwise affect the trading market in our securities on the OTC Bulletin Board. Because our shares are deemed "penny stocks" in the United States, you may have difficulty selling them in the secondary trading market in the United States.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined in the regulations) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange or Nasdaq, the equity security also would constitute a "penny stock." As our common stock falls within the definition of penny stock in the United States, these regulations require the delivery, prior to any transaction in the United States involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker/dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

Any future restatement of our financial statements may adversely affect the trading price of our common stock.

We recently completed the restatement of our consolidated financial statements and believe they are presented in accordance with the requirements of United States generally accepted accounting principles.  However, such restatements do not prevent future changes or adjustments, including additional restatements.  If there were future restatements of the consolidated financial statements, such restatements may adversely affect the trading price of the our common stock.

Our Articles of Incorporation contain provisions that discourage a change of control.

Our articles of incorporation contain provisions that could discourage an acquisition or change of control without our board of directors' approval. Our articles of incorporation authorize our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us, even if that change of control might be beneficial to our shareholders.

We have not paid dividends in the past and do not anticipate doing so in the future.

No dividends on our shares of common stock has been paid by us to date. We anticipates that we will retain all future earnings and other cash resources for the future operation and development of our business. Additionally, we do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors, after taking into account many factors, including our operating results, financial condition, and current and anticipated cash needs.

Incorporation of Certain Documents by Reference

The following documents heretofore filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

•	our annual report on Form 10-KSB/A (File No. 000-50894) for the fiscal year ended December 31, 2005 filed with the Commission on August 14, 2006;

•
our quarterly report on Form 10-QSB/A (File No. 000-50894) for the quarter ended March 31, 2006 filed with the Commission on August 14, 2006 and our quarterly report on Form 10-QSB (File No. 000-50894) for the quarter ended June 30, 2006 filed with the Commission on August 14, 2006;

•
our current reports on Form 8-K (File No. 000-50894) filed with the Commission on February 17, 2006, February 23, 2006, March 31, 2006, April 24, 2006, June 20, 2006, August 8, 2006, August 11, 2006, August 31, 2006, September 12, 2006 and September 22, 2006; and

•
the description of the our common stock contained in the our Registration Statement on Form 8-A filed with the Commission on August 6, 2004, including any amendment or report filed for the purpose of updating such description.

All documents filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange act of 1934 Act, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide without charge to any person to whom this prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to Brian Penny, Western Goldfields, Inc., 2 Bloor Street West, Suite 2102, P.O. Box 110, Toronto, Ontario, (416) 324-6000.

Forward-Looking Statements

This prospectus, supplements to this prospectus and the documents incorporated by reference contain certain forward-looking statements about our financial condition, results of operations and business. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control.

The nature of our business makes predicting the future trends of our revenues, expenses and net income difficult. The risks and uncertainties involved in our businesses could affect the matters referred to in such statements and it is possible that our actual results may differ materially from the anticipated results indicated in these forward looking statements. Important factors that could cause actual results to differ from those in the forward-looking statements include, without limitation, the factors discussed above in the section entitled “Risk Factors” and the following:

•	the effect of political, economic and market conditions and geopolitical events;

•	the actions and initiatives of current and potential competitors;

•	our reputation;

•	investor sentiment; and

•	other risks and uncertainties detailed elsewhere throughout this prospectus.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of the prospectus or supplements to this prospectus.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or supplements to this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements.

The Company

We were incorporated as Bismarck Mining in the State of Idaho in 1924 and changed our name to Western Goldfields, Inc. in July 2002. We are an independent gold producer focused on completing the expansion of the Mesquite Mine (“Mesquite” or “the Mine”) in Imperial County, California and restoring the Mine to full production.

In early 2003, we commenced the process of acquiring the Mesquite Mine from Hospah Coal Company (“Hospah”), a wholly-owned subsidiary of Newmont Mining Corporation (“Newmont”). In November 2003, we acquired a 100% interest in Mesquite pursuant to an asset purchase agreement. These assets are now held by our wholly-owned subsidiary, Western Mesquite Mining Inc. The transaction included:

•	assumption of reclamation and closure liabilities at the property, estimated at $6,000,000;

•
provision of approximately $7,800,000 in reclamation bonds to various governmental authorities replacing equivalent bonds previously provided by Newmont, which bonds have been subsequently reduced to $7,000,000;

•
issuance of additional shares of our common stock and warrants to purchase our common stock valued at approximately $3,100,000. As a result of the transaction, Newmont acquired 3,454,468 shares of our common stock and warrants to purchase an additional 8,091,180 shares of our common stock. On April 18, 2005, Newmont surrendered warrants to purchase 2,035,000 shares of common stock;

•	the grant to Newmont of a perpetual net smelter return royalty ranging, according to location, from 0.5% to 2.0% on any newly mined ore; and

•
the grant to Newmont of a net operating cash flow royalty equal to 50% of the proceeds received from the sale of gold and silver produced from materials in place on the heap leach pads on the date of the acquisition, less certain operating costs, capital expenses and other allowances and adjustments.

Mesquite is our most important asset, providing us with current gold production from material that was placed on the heap leach pads by Newmont and previous owners of the property. The gold produced has provided us with operating cash flow to help sustain our operations pending the reactivation of the Mine.

Our immediate priority is to finance the development of the Mesquite Mine to bring it back into full production based on the feasibility report completed in August 2006.

In February 2006, we conducted a review of certain of our other exploration properties which were located in California, Idaho and Nevada. Based on the outcome of this review, we disposed of these exploration properties on June 19, 2006.

Use of Proceeds

The selling shareholders are selling all of the shares of our common stock covered by this prospectus for their own account. Accordingly, we will not receive any of the proceeds from the resale of the shares of our common stock. We will receive proceeds from the exercise of the options, which results in the issuance of the shares of our common stock registered under this registration statement. We will use such net proceeds, if any, for general corporate purposes and working capital. We have agreed to bear the expenses relating to the registration of the shares of our common stock, other than brokerage commissions and expenses, if any, which will be paid by the selling shareholders.

Dividend Policy

We have never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion

Selling Shareholders

This prospectus relates to shares of our common stock that have been acquired by the selling shareholders pursuant to the (i) Stock Option Agreement, dated February 13, 2006, between the Registrant and Randall Oliphant; (ii) Stock Option Agreement, dated February 13, 2006, between the Registrant and Raymond Threlkeld; (iii) Stock Option Agreement, dated February 13, 2006, between the Registrant and Brian Penny; (iv) Stock Option Agreement, dated February 13, 2006, between the Registrant and Martyn Konig; (v) Stock Option Agreement, dated September 13, 2006, between the Registrant and Vahan Kololian and (vi) Stock Option Agreements, dated May 10, 2004, September 1, 2004 and April 15, 2005, between the Registrant and Gerald Ruth.

The following table sets forth (i) the number of shares of our common stock beneficially owned by each selling shareholder at October 18, 2006, (ii) the number of shares of our common stock to be offered for resale by each selling shareholder (i.e. the number of shares underlying all stock options held by the selling shareholder, whether vested or unvested) and (iii) the number and percentage of shares of our common stock to be held by each selling shareholder after completion of the offering:

Unless otherwise specified, the address of each of the persons set forth below is in care of Western Goldfields, Inc. 2 Bloor Street West, Suite 2102, P.O. Box 110, Toronto, Ontario, (416) 324-6000.

			Shares of Common Stock Owned after Offering(2)
Name of Selling Shareholder(1)	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Number	Percent

Randall Oliphant	6,250,000(3)	2,500,000	3,750,000(3)	5.20%

Raymond Threlkeld	1,750,001(4)	1,250,000	500,001(4)	*

Brian Penny	1,499,999(5)	1,000,000	499,999(5)	*

Martyn Konig	1,250,000(6)	750,000	500,000(6)	*

Vahan Kololian	2,000,001(7)	750,000	1,250,001(7)	1.76%

Gerald Ruth	600,000	600,000	—	—

*	Less than 1%.

(1)	All individuals named are officers or directors of the Company.

(2)
Assumes (i) that all shares of common stock registered hereunder are sold, and (ii) total issued and outstanding shares of common stock of (A) 69,629,289, plus (B) for each selling shareholder, the number of shares of common stock registered hereunder.

(3)	Includes 2,500,000 shares of our common stock owned by Rockcliff Group Limited and 1,250,000 shares of our common stock issuable upon the exercise of warrants owned by Rockcliff Group Limited.

(4)	Includes 166,667 shares of our common stock issuable upon exercise of warrants.

(5)	Includes 166,666 shares of our common stock issuable upon exercise of warrants.

(6)	Includes 166,667 shares of our common stock issuable upon exercise of warrants.

(7)	Consists of 833,334 shares of our common stock owned by TerraNova Partners L.P. and 416,667 shares of our common stock issuable upon the exercise of warrants owned by TerraNova Partners L.P.

Plan of Distribution

The selling shareholder may, from time to time, sell any or all of his shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Our Insider Trading Policy prohibits individuals who are directors, officers or employees from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale. To the extent that the selling shareholder is no longer an officer, director or employee, it is possible that the selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling shareholders.

Legal Matters

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174.

Experts

Our consolidated financial statements for the years ending December 31, 2005 and 2004 appearing in this prospectus have been incorporated by reference and have been audited by the accounting firm of HJ & Associates, LLC, independent registered public accounting firm. Our consolidated financial statements are incorporated in this Prospectus by reference in reliance upon the said report, given upon such firm's authority as an expert in auditing and accounting.

The audit report covering the December 31, 2005 and 2004 consolidated financial statements contains an explanatory paragraph that states that the December 31, 2005 and 2004 consolidated financial statements have been restated.

Any technical information regarding the Mesquite Mine, including our gold reserves, as described in this Prospectus, or incorporated by reference hereto, is included in reliance on the Micon technical report submitted by Micon, an independent consultant. Richard M. Gowans, P. Eng., of Micon International Limited is the author of the technical report. He does not have any interest in any of our securities or our properties, nor does he expect to receive any such interest. The feasibility study also contains certain findings by IMC, an independent consultant. Michael G. Hester of IMC prepared the reserve estimates included herein. He does not have any interest in any of our securities or our properties, nor does he expect to receive any such interest.

Where You Can Find More Information About Us

We have filed with the Commission a registration statement on Form S-8, including exhibits and schedules, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the shares that may be sold pursuant to the prospectus, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

We are subject to the information and reporting requirements of the Exchange Act and file annual, quarterly, and current reports, proxy statements, and other information with the Commission. You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the Commission’s Internet site at http://www.sec.gov.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

Under the Idaho Business Corporation Act, an Idaho corporation:

(1) shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding;

(2) may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if the officer or director conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and in all cases, that his conduct was at least not opposed to the best interests of the corporation; and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by section 30-1-202(2)(e), Idaho Code; and

(3) may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director; and if he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or liability arising out of conduct that constitutes receipt by him of a financial benefit to which he is not entitled, an intentional infliction of harm on the corporation or the shareholders, or an intentional violation of criminal law.

We have purchased an insurance policy covering our officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers. Our premium for the policy was $51,613 plus taxes and fees.

In August 2006, we entered into Indemnification Agreements with our directors and officers. Under the Indemnification Agreements, if the indemnitee is a party to an action or is threatened to be made party to an action, or is a witness on our behalf or on behalf of our affiliate(s), because of his service to us as an officer, director, or another Entity in any capacity at our request, we are obligated to defend, indemnify, and hold harmless the indemnitee against judgments, fines, settlement payments and expenses, reasonable attorneys’ fees, expenses and costs of investigation, and any related appeals.  Notwithstanding the foregoing, we are not obligated to indemnify the indemnitee where a judgment or final adjudication adverse to the indemnitee shows (1) his acts were committee in bad faith or by gross negligence, or were the result of his active and deliberate dishonesty, which was material to the cause of action, or (2) the indemnitee personally gained, in fact, a financial profit or other advantage, illegally obtained.  If the indemnitee is only partially successful, we will indemnify the indemnitee to the extent he was successful.  We will advance funds to the indemnitee to pay expenses incurred in defending an Action in advance of to its final disposition, however, the indemnitee must repay such advances if a court determines that the indemnitee was not entitled to such advances.  The Indemnification Agreement will continue until the later of (1) 6 years after the indemnitee has ceased to serve as an officer, director, or another entity in any capacity at our request, or (2) the final termination of all pending or threatened actions involving the indemnitee.

Insofar as indemnification for liabilities arising under the Act or the indemnification agreements may be permitted to directors, officers and controlling persons of the Company., we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed by Western Goldfields, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

•	the Company’s annual report on Form 10-KSB/A (File No. 000-50894) for the fiscal year ended December 31, 2005 filed with the Commission on August 14, 2006;

•
the Company’s quarterly report on Form 10-QSB/A (File No. 000-50894) for the quarter ended March 31, 2006 filed with the Commission on August 14, 2006 and the Company’s quarterly report on Form 10-QSB (File No. 000-50894) for the quarter ended June 30, 2006 filed with the Commission on August 14, 2006;

•
the Company’s current reports on Form 8-K (File No. 000-50894) filed with the Commission on February 17, 2006, February 23, 2006, March 31, 2006, April 24, 2006, June 20, 2006, August 8, 2006, August 11, 2006, August 31, 2006, September 12, 2006 and September 22, 2006; and

•
the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on August 6, 2004, including any amendment or report filed for the purpose of updating such description.

All documents filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange act of 1934 Act, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Under the Idaho Business Corporation Act, an Idaho corporation:

(1) shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding;

(2) may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if the officer or director conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and in all cases, that his conduct was at least not opposed to the best interests of the corporation; and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by section 30-1-202(2)(e), Idaho Code; and

(3) may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director; and if he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or liability arising out of conduct that constitutes receipt by him of a financial benefit to which he is not entitled, an intentional infliction of harm on the corporation or the shareholders, or an intentional violation of criminal law.

We have purchased an insurance policy covering our officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers. Our premium for the policy was $51,613 plus taxes and fees.

In August 2006, we entered into Indemnification Agreements with our directors and officers. Under the Indemnification Agreements, if the indemnitee is a party to an action or is threatened to be made party to an action, or is a witness on our behalf or on behalf of our affiliate(s), because of his service to us as an officer, director, or another Entity in any capacity at our request, we are obligated to defend, indemnify, and hold harmless the indemnitee against judgments, fines, settlement payments and expenses, reasonable attorneys’ fees, expenses and costs of investigation, and any related appeals.  Notwithstanding the foregoing, we are not obligated to indemnify the indemnitee where a judgment or final adjudication adverse to the indemnitee shows (1) his acts were committee in bad faith or by gross negligence, or were the result of his active and deliberate dishonesty, which was material to the cause of action, or (2) the indemnitee personally gained, in fact, a financial profit or other advantage, illegally obtained.  If the indemnitee is only partially successful, we will indemnify the indemnitee to the extent he was successful.  We will advance funds to the indemnitee to pay expenses incurred in defending an Action in advance of to its final disposition, however, the indemnitee must repay such advances if a court determines that the indemnitee was not entitled to such advances.  The Indemnification Agreement will continue until the later of (1) 6 years after the indemnitee has ceased to serve as an officer, director, or another entity in any capacity at our request, or (2) the final termination of all pending or threatened actions involving the indemnitee.

Insofar as indemnification for liabilities arising under the Act or the indemnification agreements may be permitted to directors, officers and controlling persons of the Company., we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number
4.01	Articles of Incorporation `of Western Goldfields, Inc. (1)

4.02	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1) (2)

4.03	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1) (3)

4.04	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1) (4)

4.05	Bylaws of Western Goldfields, Inc (1)

5.01	Opinion and consent of Troutman Sanders LLP, counsel to Western Goldfields, Inc., as to the legality of the securities being offered.*

23.01	Consent of HJ & Associates, LLC*

23.02	Consent of Micon International Limited*

23.03	Consent of Independent Mining Consultants Inc.*

23.04	Consent of Troutman Sanders LLP (contained in Exhibit 5).*

24.01	Power of Attorney (contained in the signature page to this Registration Statement).

99.01	Form of Stock Option Agreement*

99.02	Form of Stock Option Agreement*

99.03	Form of Stock Option Agreement*

99.04	Form of Stock Option Agreement*

99.05	Form of Stock Option Agreement*

99.06	Form of Stock Option Agreement*

(1)	Incorporated by reference from the Registration Statement on Form SB-2, as amended, of Western Goldfields, Inc., Registration No. 333-112036

(2)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2004

(3)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 6, 2005

(4)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2006

* Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Toronto, Ontario, Canada on, on this 23rd day of October, 2006.

WESTERN GOLDFIELDS, INC.

By:	/s/ Raymond Threlkeld
Name: Raymond Threlkeld
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Raymond Threlkeld and Brian Penny his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Raymond Threlkeld
Raymond Threlkeld	President, Chief Financial Officer and Director (Principal Executive Officer)	October 23, 2006

/s/ Brian Penny
Brian Penny	Chief Financial Officer (Principal Financial and Accounting Officer)	October 23, 2006

/s/ Randall Oliphant
Randall Oliphant	Director	October 23, 2006

/s/ Vahan Kololian
Vahan Kololian	Director	October 23, 2006

/s/ Martyn Konig
Martyn Konig	Director	October 23, 2006

/s/ Gerald Ruth
Gerald Ruth	Director	October 23, 2006

EXHIBIT INDEX

4.01	Articles of Incorporation, as amended, of Western Goldfields, Inc. (1)

4.02	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1) (2)

4.03	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1) (3)

4.04	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1) (4)

4.05	Bylaws of Western Goldfields, Inc (1)

5.01	Opinion and consent of Troutman Sanders LLP, counsel to Western Goldfields, Inc., as to the legality of the securities being offered.*

23.01	Consent of HJ & Associates, LLC*

23.02	Consent of Micon International Limited*

23.03	Consent of Independent Mining Consultants Inc.*

23.04	Consent of Troutman Sanders LLP (contained in Exhibit 5).*

24.01	Power of Attorney (contained in the signature page to this Registration Statement).

99.01	Form of Stock Option Agreement*

99.02	Form of Stock Option Agreement*

99.03	Form of Stock Option Agreement*

99.04	Form of Stock Option Agreement*

99.05	Form of Stock Option Agreement*

99.06	Form of Stock Option Agreement*

(1)	Incorporated by reference from the Registration Statement on Form SB-2, as amended, of Western Goldfields, Inc., Registration No. 333-112036

(2)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2004

(3)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 6, 2005

(4)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2006

* Filed herewith